NAME OF REGISTRANT
Franklin Investors Securities Trust
File No. 811-4986


Exhibit Item No. 77D (g): Policies with respect to security investments

At a meeting held on February 15, 2000, the Board of Trustees of the Registrant approved the following resolution:


RESOLVED, that the prospectus and statement of additional information for the Franklin Equity Income Fund (the "Fund") series of the Trust be amended as follows:

1.	To provide that the Fund may invest up to 35% of its net
assets, in the aggregate, in any combination of one or more of the types of securities currently permitted to be purchased by the Fund in addition to its primary investments;

2.	To eliminate the sentence in the section of the statement of additional information describing the debt securities in which the Fund may invest which currently states that the Fund does not intend to invest more than 5% of its assets in fixed-income securities rated below Baa by Moody's or BBB by S&P;
and

3.	To clarify that the Fund's main investments may include both domestic and foreign securities.

FURTHER RESOLVED, that the officers of the Trust, in consultation with counsel, be and each of them hereby is, authorized and directed to take any and all actions appropriate to carry out the intent and accomplish the purposes of the foregoing resolution, including the filing of a supplement or amendment to the Trust's registration statement with the U.S. Securities and Exchange Commission, and the distribution of such amended or supplemented disclosure concerning such changes to the Fund's shareholders.





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